exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the this Registration Statement on Form S-8 pertaining to the 2010 Stock Option Plan, as amended, of our report dated February 27, 2017, relating to the financial statements of OncoCyte Corporation appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

/s/ OUM & CO. LLP

San Francisco, California

June 30, 2017